Exhibit (k)(3)

ADMINISTRATION AGREEMENT

BETWEEN

FS MVP Private Markets FUND

AND

Portfolio Advisors, LLC

This Administration Agreement (the “Agreement”) is made this 4th day of February, 2025, by and between FS MVP Private Markets FUND, a Delaware statutory trust (the “Fund”), and Portfolio Advisors, LLC, a Connecticut limited liability company (the “Co-Administrator”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Co-Administrator to provide certain administrative services necessary for the operation of the Fund on the terms and conditions hereinafter set forth, and the Co-Administrator wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Co-Administrator.

(a) Retention of Co-Administrator. The Fund hereby engages the Co-Administrator to furnish, or, as permitted below, arrange for others to furnish, the administrative services, personnel and facilities described below, subject to the supervision, direction and control of the board of trustees of the Fund (the “Board”), the provisions of the Fund’s declaration of trust (as may be amended from time to time, the “Declaration”) and bylaws (as may be amended from time to time, the “Bylaws”), and applicable federal and state law. Affiliates of the Co-Administrator may perform certain administrative services at the request or on behalf of the Fund or the Co-Administrator.

(b) Responsibilities of Co-Administrator. The Co-Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the day-to-day operations of the Fund, including providing the Fund with general ledger accounting, fund accounting, legal services, investor relations and other administrative services. Without limiting the generality of the foregoing, the Co-Administrator shall:

(i)  provide the Fund with: (A) office facilities and equipment, (B) clerical, bookkeeping, accounting and recordkeeping services, (C) legal services, and (D) all such other administrative services as the Co-Administrator shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement;

Exhibit (k)(3)

(ii)  on behalf of the Fund, enter into agreements (subject to the approval of the Fund’s Board of Trustees as may be necessary or appropriate) and/or interact with custodians, depositories, transfer agents, distribution disbursing agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, escrow agents, attorneys, dealer managers, underwriters, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, third-party pricing or valuation services, regulatory bodies, and such other persons in any such other capacity deemed to be necessary or desirable by the Co-Administrator and the Fund;

(iii)  have the authority to enter into one or more sub-administration agreements with other service providers (each, a “Sub-Administrator”) pursuant to which the Co-Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the Investment Company Act, and other applicable federal and state law, and shall contain a provision requiring the Sub-Administrator to comply with Sections 1(b)(iv),1(b)(x), 1(d) and 1(e), below as if it were the Co-Administrator.

(iv)  as may be requested, make, or cause a Sub-Administrator to make, reports to the Board of its performance of its obligations hereunder;

(v)  furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Co-Administrator reasonably shall determine to be desirable; provided that nothing herein shall be construed to require the Co-Administrator to, and the Co-Administrator shall not pursuant to this Agreement, provide any advice or recommendation relating to the securities or other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund;

(vi)  assist the Fund in the preparation of and maintaining the financial and other records that the Fund is required to maintain and the preparation, printing and dissemination of reports that the Fund is required to furnish to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), and states and jurisdictions, if any, where any offering of the Fund’s common shares of beneficial interest (“Shares”) is registered or otherwise reported and there is a duty to file information with one or more states on a one-time or ongoing basis;

(vii)  assist the Fund in determining and publishing the Fund’s net asset value, oversee the preparation and filing of the Fund’s tax returns, and generally oversee and monitor the payment of the Fund’s expenses;

(viii)  oversee the performance of administrative and other professional services rendered to the Fund by others;

(ix)  coordinate services in connection with any repurchase of Shares; and

(x)  exercise reasonable care in discharging its duties hereunder.

(c) Acceptance of Engagement. The Co-Administrator hereby accepts such engagement and agrees during the term hereof to render the services described herein, subject to the reimbursement of costs and expenses provided for below, and subject to the limitations contained herein.

Exhibit (k)(3)

(d) Independent Contractor Status. The Co-Administrator, and any others with whom the Co-Administrator subcontracts to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be independent contractors and, except as expressly provided or authorized herein or by other written agreement of the Fund and the Co-Administrator, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(e) Record Retention. Subject to review by, and the overall control of, the Board, the Co-Administrator shall maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Co-Administrator hereunder as required under the Investment Company Act. The Co-Administrator shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Co-Administrator agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 7, provided that the Co-Administrator may retain a copy of such records. The Co-Administrator further agrees that the records which it maintains for the Fund will be preserved in the manner and for the periods prescribed by the Investment Company Act, unless any such records are earlier surrendered as provided above.

2. The Fund’s Responsibilities and Expenses Payable by the Fund.

Subject to the limitations on reimbursement of the Co-Administrator as set forth in Section 3 below, the Fund, either directly or through reimbursement to the Co-Administrator and/or its affiliates, shall bear all costs and expenses of its operations and transactions, including (without limitation): expenses deemed to be “organization and offering expenses” of the Fund, which consists of costs incurred by the Co-Administrator and/or its affiliates, on behalf of the Fund for legal, accounting, printing and other offering expenses, including costs associated with technology integration between the Co-Administrator’s systems and those of its distributing partners; a pro rata allocation of the portion of the salaries and direct expenses of the personnel of the Co-Administrator and/or its affiliates, employees of its affiliates and others while engaged in registering the Fund’s Shares (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, any discounts and any distribution and/or shareholder servicing fees, if any, are hereinafter referred to as “Organization and Offering Expenses”); corporate and organizational expenses relating to offerings of the Fund’s Shares, subject to limitations included in this Agreement; the cost of calculating the Fund’s net asset value, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of the Shares and other securities; investment advisory fees; distribution and/or shareholder servicing fees; investment-related expenses (e.g., expenses that, in the Co-Administrator’s reasonable discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including (as applicable) brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expenses, dividends on securities sold but not yet purchased, margin fees, investment-related travel and lodging expenses and research-related expenses and other due diligence expenses; investment-related professional fees, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs) utilized by the Co-Administrator in support of the Fund; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Co-Administrator and any custodian or other agent engaged by the Fund; transfer agent and custodial fees; federal and any state registration or notification fees; federal, state and local taxes; the costs of preparing, printing and mailing reports and other communications, including proxy (as agreed to by the parties), repurchase offer correspondence or similar materials, to Fund shareholders; fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally providing legal services to the Fund); external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information); costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended; all other expenses incurred by the Co-Administrator, the Fund, and/or their respective affiliates in connection with administering the Fund’s business, including expenses incurred by the Co-Administrator and/or its affiliates in performing administrative services for the Fund and administrative personnel paid by the Co-Administrator, subject to the limitations included in this Agreement; and any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses, including as provided for in the Fund’s organizational documents.

Exhibit (k)(3)

3. No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

In full consideration for the provision of the services provided by the Co-Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Fund shall reimburse the Co-Administrator and/or its affiliates no less than quarterly, for all necessary and appropriate expenses of the Fund reasonably incurred by the Co-Administrator, as well as the actual cost of goods and services used for or by the Fund and paid by the Co-Administrator to third party entities not affiliated with the Co-Administrator.

The Co-Administrator shall be reimbursed for the administrative services performed by it on behalf of the Fund; provided, however, that (1) such costs are reasonably allocated by the Co-Administrator to the Fund on the basis of assets, revenues, time allocations and/or other method conforming with generally accepted accounting principles; and (2) such reimbursement shall be subject to any expense limitation of the Fund in effect at the time at which such reimbursement is otherwise payable.

Exhibit (k)(3)

4. Other Activities of the Co-Administrator.

The services provided by the Co-Administrator and/or its affiliates to the Fund are not exclusive, and the Co-Administrator may engage in any other business or render similar or different services to others, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Co-Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Co-Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Co-Administrator and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Co-Administrator and directors, officers, employees, partners, interestholders, members and managers of the Co-Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

5. Confidentiality. The Co-Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Co-Administrator) agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory or legal authority, or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

6. Indemnification.

The Co-Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Co-Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Co-Administrator or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as the administrator of the Fund with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Co-Administrator (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Co-Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Co-Administrator’s duties or obligations under this Agreement or otherwise as an administrator of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the Declaration. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Co-Administrator’s duties or by reason of the reckless disregard of the Co-Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder) (hereinafter referred to as “disabling conduct”).

Exhibit (k)(3)

The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Fund who are neither “interested persons” of the Fund (as such term is defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph.

The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

7. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date first written above. This Agreement shall remain in effect with respect to the Fund for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by: (a) the vote of the Board; and (b) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party.

Exhibit (k)(3)

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice to the other party. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior consent of the other party. The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Co-Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Payments to and Duties of Co-Administrator Upon Termination.

(i)  After the termination of this Agreement, the Co-Administrator shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements due and payable to the Co-Administrator prior to termination of this Agreement.

(ii)  The Co-Administrator shall promptly upon termination:

(A)  Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)  Deliver to the Board all assets and documents of the Fund then in custody of the Co-Administrator; and

(C)  Cooperate with the Fund to provide an orderly administrative transition.

8. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9. Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act.

10. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a closed-end management investment company registered under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

Exhibit (k)(3)

11. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

12. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

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Exhibit (k)(3)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date written above.

FS MVP Private MARKETS FUND

By:	/s/ Scott Higbee
Name:	Scott Higbee
Title:	President

Portfolio Advisors, LLC

By:	/s/ Brooks Lindberg
Name:	Brooks Lindberg
Title:	Managing Director